Exhibit 23.4

CONSENT

We hereby consent to the use of our firm’s name under the captions “Material Federal Income Tax Consequences of the Merger” and “Legal Matters” in Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of WesBanco, Inc.

In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

/s/ Kirkpatrick & Lockhart LLP

Date: October 28, 2004